UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2017

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA		94583

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (925) 842-1000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Chevron Corporation (“Chevron” or “the Company”) is providing this supplemental information to provide stockholders with further guidance concerning the changes to Chevron’s executive compensation structure approved by the independent members of the Company’s Board of Directors (“Board”) on January 25, 2017, which are described in the Form 8-K related to compensation also filed today.

Chevron reaffirms its commitment to its longstanding pay philosophy of tying compensation to the Company’s performance so as to align the interests of our stockholders, the Company, and its employees. The compensation structure previously in effect reflected this philosophy and historically served the Company well, enjoying strong support from stockholders as reflected in the average 95% stockholder support in Say on Pay votes from 2011 to 2015. Following the challenging conditions of the recent industry downturn, however, a number of stockholders expressed concern about the alignment of the Company’s compensation structure with stockholder interests, as reflected in the decreased 54% stockholder support in the 2016 Say on Pay vote.

Following the 2016 Say on Pay vote, the Company’s Board and executives undertook an extensive effort to obtain specific feedback from stockholders. The Company held 25 meetings with stockholders representing approximately 36 percent of Chevron’s outstanding stock. The Company’s Lead Director, Dr. Ronald D. Sugar, and the Chairman of the Management Compensation Committee of the Board, Mr. Enrique Hernandez, Jr., personally participated in meetings with stockholders representing approximately 29 percent of Chevron’s outstanding stock. Meetings were also held with important stakeholders in the governance field such as ISS and Glass Lewis. Having considered the information obtained through this process, the Company has taken significant steps to better align its executive compensation structure with best industry practices. These changes allow the Board to better ensure that executive compensation remains aligned with stockholder interests in each year and for the long term.

In summary, the changes will: (i) decrease the percentage of compensation awarded as stock options to reduce excessive volatility; (ii) expand the Long Term Incentive Plan (“LTIP”) peer group used to determine relative performance in its Performance Share awards to include the S&P 500 Total Return Index; (iii) strengthen accountability for project performance, capital stewardship and investment discipline through revisions to its annual Chevron Incentive Plan (“CIP”) key performance measures; (iv) further extend the vesting periods of LTIP awards; and (v) reinforce the link between executive compensation and long term performance by strengthening the stock ownership requirements for its CEO and other named executive officers.

The effects of these changes can be illustrated by a comparison of the compensation provided in the Company’s 2016 Proxy Statement filed on April 7, 2016, with the compensation announced in the Form 8-K related to compensation filed today. For example, the independent members of the Board approved an annual base salary in 2017 for Chairman and CEO, Mr. John S. Watson, of $1,863,500, reflecting no increase from 2016. Pursuant to its new administration of the CIP, the independent members of the Board approved a 2016 CIP award of $2,096,400 compared to a target of $2,700,000 and a 2015 CIP award of $2,450,000. Further, pursuant to its new administration of the LTIP, the independent members of the Board approved a 2017 grant to Mr. Watson of 250,000 stock options, 65,340 performance shares, and 32,670 restricted stock units, compared to a 2016 award of 964,800 stock options and 73,600 performance shares, under the LTIP. These equity mix changes with respect to LTIP awards are intended, while keeping the target value of a given award constant, to decrease the percentage of compensation awarded as options, reducing volatility, and to further tie compensation to stockholder return by adding the S&P 500 Total Return Index as an additional competitor in the LTIP peer group for the purpose of assessing the Company’s relative performance under a performance share award. While there is a change in the mix of equity award components, the target award value has remained constant between 2016 and 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: January 27, 2017	By	/s/ Christine L. Cavallo
Christine L. Cavallo,
Assistant Secretary